UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HILL-ROM HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[The following email was sent to employees of Hill-Rom Holdings, Inc. on October 25, 2021.]

Hillrom Team,

We have received many questions from Hillrom employees around the world, and are working to answer them as quickly as we can. Answers to questions submitted through our town hall and Integration.Questions@hillrom.com mailbox will generally be answered publicly. We’ve organized and consolidated the questions by category, in no particular order.

Please note that while many of the questions below don’t yet have concrete answers, we’re providing any detail we can and will provide updates as additional information becomes available.

The Hillrom Integration Communications Team

ABOUT THE STRATEGIC RATIONALE FOR THE PROPOSED ACQUISITION

1.	I’m curious how long this M&A was incubating prior to the decision to allow Baxter to acquire Hillrom?
As shared in the Hillrom employee town hall meetings and legal filings, Baxter CEO Joe Almeida reached out to Hillrom CEO John Groetelaars in mid-July 2021 to discuss a possible acquisition of Hillrom. Baxter’s and Hillrom’s boards of directors approved the acquisition on September 1, and the time in between was spent negotiating the transaction.

2.	Setting aside some functional synergies and consolidation, was there any rough directional sense of how independently Baxter might want us to operate?
This is an important area that our companies’ integration planning team will look at carefully to make the best decision for the combined company. Until closing, Hillrom and Baxter remain separate companies and Hillrom should continue operating business as usual.

3.	Looking at Baxter’s portfolio of products and given our portfolio, what was their motivation for purchasing Hillrom? The two companies appear to have little in common based on our products.
Baxter is a global healthcare company with a vision, mission and culture that align well with our vision of Advancing Connected Care™ and Our Hillrom Commitment. Baxter has made it clear in their public statements that the transaction is expected to transform the global healthcare landscape by bringing complementary capabilities together, enabling the acceleration of the combined company’s expansion into digital and connected care solutions that are increasingly enabling patients to access hospital-level care at home or in other care settings. Additionally, the proposed acquisition will expand access to Hillrom’s portfolio through Baxter’s expansive global footprint and broaden the presence of the combined company in sites of care, bringing our collective portfolio of products and solutions to even more patients and providers worldwide.

4.	Did any specific products stand out of our Connected Care portfolio that initiated or increased the interest from Baxter?
While we can’t speak to any specific products Baxter identified, we do know from their public statements that Baxter believes in a future of connected care, and that Hillrom’s portfolio across our business units will provide Baxter with a complementary set of capabilities, products and services to help the combined company grow its connected care business.

5.	Do you have any thoughts about synergies of the two companies’ product portfolios?
Hillrom joining Baxter is expected to transform the global healthcare landscape by bringing complementary capabilities together, enabling the acceleration of the combined company’s expansion into digital and connected care solutions that are increasingly enabling patients to access hospital-level care at home or in other care settings. While we’re excited about the prospect of joining our businesses and portfolios, until the acquisition closes, we remain separate companies.

6.	Wondering how Baxter perceived the value of our rental business?
We can’t speak for Baxter on their assessment of specific parts of our business. What we can tell you is that Hillrom joining Baxter is expected to transform the global healthcare landscape by bringing complementary capabilities together, enabling the acceleration of the combined company’s expansion into digital and connected care solutions that are increasingly enabling patients to access hospital-level care at home or in other care settings.

7.	Can you explain why this is good/attractive for Hillrom?
This is truly a win-win for all our stakeholders – if the transaction is consummated, employees will benefit from being part of a larger, stronger company with accelerated growth; patients and their caregivers will benefit from our ability to Advance Connected Care™ as part of Baxter; and our shareholders will receive cash for their Hillrom shares.

8.	What is involved in gaining regulatory approval?
The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’), which prevents Hillrom and Baxter from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the HSR Act waiting period is terminated or expires. The waiting period under the HSR Act expired on October 13, 2021. Neither Hillrom nor Baxter received any inquiries from the FTC or DOJ during the waiting period.

In addition, the completion of the merger is subject to approval pursuant to antitrust and competition laws with the appropriate regulators in the European Union and other foreign jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign antitrust and competition laws before completing the merger. As of October 13, 2021, the parties have submitted their initial filings for all required regulatory approvals (including in the European Union).

9.
I have been reading about the word “merger” vs. “acquisition.” Can you explain why the term “merger” is being used and if that means anything different for our autonomy or path going forward than if it were called “acquisition”?

These terms are often used as synonyms. In this transaction, Hillrom is being acquired by Baxter, with the technical legal structure of the transaction involving a merger. We don’t yet know what the post-acquisition organizational structure will be, and will share more information when we have it.

10.	Will any pending mergers, acquisitions, or partnerships that Hillrom may be currently pursuing be affected by this larger acquisition?
Until the transaction closes, Hillrom and Baxter remain separate companies and Hillrom continues to pursue its vision of Advancing Connected Care™ and run our business, subject to certain restrictions in the merger agreement, which is available in Hillrom’s SEC filings.

ABOUT JOBS AND BENEFITS

11.	How will this acquisition affect people who have been hired to work remotely and those who are working in a hybrid model?
Between now and the closing of the transaction, Hillrom’s policies remain in place. As of September 7, 2021, Hillrom employees have returned to the office in a hybrid model, working with their managers to determine the appropriate number of days working in the office and working remotely. For more information, please visit our reintegration site on Connect: https://myhillrom.sharepoint.com/teams/OfficeReintegration

12.	Will Baxter be doing any type of review of current job openings?
Between now and the closing of the transaction, Hillrom’s approach to filling open positions does not change, and we will continue reviewing all open roles before backfilling them. We have a business to run, and the only way to do so successfully is having the right talent on board. Candidates need to know that one of the most important strategic aspects of the combination with Baxter is that it values our connected care strategy. We fully expect to continue investing in innovation and talent in advance of the closing of the proposed acquisition to help realize our vision of Advancing Connected Care™ as part of Baxter.

13.	With so many internal open job opportunities, would it be better to not move into a new position as that new position might not translate into the combined company?
The integration planning process has only just begun, and we have yet to determine how Hillrom roles and positions will fit into Baxter. We encourage our Hillrom team members to continue focusing on their development and on taking new opportunities.

14.	Should we consider applying for open Baxter roles while we are in the acquisition process if it is a growth opportunity?
For the time being, we will continue to run our business, and we hope that our Hillrom team members find value in the work we do on behalf of patients and their caregivers, and will continue with us. The decision to apply to another company for an open position – whether at Baxter or anywhere else – is a personal one.

15.	Is Baxter planning any layoffs?
Baxter’s motivation for acquiring Hillrom includes our highly skilled team and impressive capabilities. They have been clear that they aim to preserve the value that Hillrom brings, and that includes our talent. While there are always some changes resulting from a transaction like this, often including elimination of redundant positions, our combination with Baxter is about growth and accelerating our shared vision. As we move forward, we aim to be open and transparent about the integration, our plans to bring the companies together, and any impacts from organization design plans.

16.	Will there be consolidation of departments within Baxter?
Our integration planning teams from Baxter and Hillrom are just now getting to work, thinking through what the combined organization will look like once we come together. We aim to be open and transparent about the integration, our plans to bring the companies together, and any impacts on our team.

17.
Baxter announced a three-year pre-tax savings target of $250 million, and many employees are worried about their roles long-term. Can you give a little more detail on where these savings will come from?

Baxter has been clear that their intent is to preserve and accelerate both businesses going forward and our integration plans will set out to do that. As with any large transaction, however, we anticipate some cost synergies. One of the most immediate areas of savings will come from Hillrom no longer being an independent, publicly traded company. Other areas include streamlining the combined company’s supply chain to lower our cost of goods, and even in highly complementary combinations like this one, it’s common for companies to eliminate redundant positions. Our integration planning teams from Baxter and Hillrom are just now getting to work, thinking through what the combined organization will look like once we come together. We aim to be open and transparent about the integration, our plans to bring the companies together, and any impacts on our team.

18.	Will we continue filling openings between now and the closing of the transaction?
Yes – we will continue our normal process of reviewing all open roles before backfilling them. We have a business to run, and the only way to do so successfully is having the right talent on board. Candidates need to know that one of the most important strategic aspects of the combination with Baxter is that it values our connected care strategy. We fully expect to continue investing in innovation and talent in advance of the closing of the proposed acquisition to help realize our vision of Advancing Connected Care™ as part of Baxter.

19.	How does the proposed acquisition affect promotions or position moves between now and when the deal closes? Is there a hiring/position freeze?
We are continuing to manage our talent process, and will continue to look for opportunities for our Hillrom team to grow and advance in their careers. In addition, between now and the closing of the transaction, Hillrom’s approach to filling open positions does not change, and we will continue reviewing all open roles before backfilling them. We have a business to run, and the only way to do so successfully is having the right talent on board.

20.	Will Baxter honor the immigration support for people who are on H1B visas and have been waiting for their employment-based Green Cards for several years?
We’ll have more information on this and other employment-related issues later in the integration planning process.

21.	Do you see any reduction of benefits (401K match, tuition reimbursement, etc.) once we join the Baxter organization?
While we can’t speak to Baxter’s specific benefits offerings, we do know they have a competitive benefits package. For the time being, Hillrom’s benefits remain in place, and we will have our regular open enrollment for calendar year 2022 benefits in the fall (November 2021).

22.	Can you provide any specifics about any impact to our FY21 BIG payout? What about for FY22?
Our BIG program remains in place for fiscal 2021, with no changes. Please click here to read John’s communication for more detail.

23.	Will we be seeing another RIF in October?
Hillrom is not planning, prior to the closing of the acquisition by Baxter, a reduction-in-force related specifically to the proposed transaction.

24.	Will all of Hillrom’s benefits (besides ESPP) continue until close?
Yes. As we have already announced both via email and through the mail to U.S. employees at their homes, we will have our regular U.S. Open Enrollment for 2022 benefits in November.

25.	How does this impact my pension plan?
Hillrom’s pension plan, while closed to new members for many years, is protected. Hillrom employees (or retirees) with a Hillrom pension will receive their full earned benefit.

The following questions all have the same answer:

26.	For those Hillrom employees who worked at Baxter before, will Baxter bridge the previous service years with Hillrom service years?
27.	Will there be any voluntary early retirement programs?
28.	How is tuition reimbursement going to work now with Baxter?
29.	What does this deal mean for our 401(k)?
30.	What does Baxter offer outside of the 401(k) plan?
31.	Do we anticipate Baxter will review their current policies to see if there are any of Hillrom’s they might adopt? (for example, FTO policy, extended maternity leave, hybrid model etc).
32.	If the deal closes will there be Equity Adjustments to salary plus or minus under Baxter?
33.	Will there be a replacement for the ESPP program now that it is frozen?
34.	Do we know if we will lose the unlimited FTO benefit?

The Answer to Questions 26-34: We don’t have answers to these specific benefits-related questions yet. Our integration planning teams from Baxter and Hillrom are in the early stages of integration planning and will be thinking through what the combined organization will look like and making decisions on questions like these. We aim to be open and transparent about the integration planning process, our plans to bring the companies together, and any impacts on our team.

ABOUT HILLROM SHARES

35.	If we selected stock as part of our president’s circle award, how will that be impacted by the acquisition?
All Hillrom shares (other than excluded shares) will be exchanged for $156 per share in cash when the transaction closes. In addition, all stock awards that were granted prior to the date of the merger agreement, whether vested or unvested, will become vested at the closing and will be cashed out for $156 per share at closing. However, any stock awards granted after the date of the merger agreement (September 1, 2021) will be converted into Baxter stock awards upon closing of the proposed transaction.

36.	What if I don’t want to sell my Hillrom shares and instead want to convert my holdings to Baxter stock?
Baxter’s proposed acquisition of Hillrom is an all-cash deal - all Hillrom shares will be exchanged for $156 per share in cash when the proposed transaction closes.

37.	I purchased my stock outside the employee purchase plan. Will that stock also be automatically liquidated at the $156 per share?
Yes. All Hillrom shares will be exchanged for $156 per share in cash when the proposed transaction closes.

38.	If I participate in the Hillrom Employee Stock Purchase Plan, what happens to my shares?
As of September 30, 2021, the final share purchase of Hillrom shares as part of our Employee Stock Purchase Plan has been completed, the program has been closed in anticipation of the proposed acquisition of Hillrom by Baxter, and payroll deductions have ceased. Any shares you purchased through the program are fully owned by you. For each Hillrom share in your ESPP account, you will receive $156 per share in cash when the transaction closes, less any applicable taxes.

ABOUT POTENTIAL FACILITY CONSOLIDATION

39.	Since Baxter’s headquarters are in Deerfield, Illinois, will the Hillrom Chicago office remain open? Similarly, will the Cary, NC, office be required to move to the Baxter office in Marion/North Cove?
It is too early to speculate about any impact to company locations, but this is an important area that our companies’ integration planning team will look at carefully to make the best decision for the combined company. For the time being, there are no changes to work locations.

40.	Has a decision been made on the future of Jawacdah Farm?
Yes. Hillrom is currently in the process of selling the Farm, just outside of Batesville, Indiana. This effort has been underway for a number of months and is unrelated to the proposed transaction with Baxter.

41.	Have you had any discussions about the future of the Skaneateles facility? What about the Singapore R&D Center?
It is too early to speculate about any impact to company locations, but this is an important area that our companies’ integration planning team will look at carefully to make the best decision for the combined company. For the time being, there are no changes to work locations.

ABOUT JOHN AND ELT PLANS POST-CLOSE

42.	What will the executive leadership structure look like moving forward?
What we know so far is that the combined organization will be led by Baxter Chairman, President and CEO Joe Almeida. No other leadership announcements have been shared at this point and likely won’t be known until closer to the closing of the proposed transaction.

43.	What does the acquisition mean for John and the ELT?
John’s focus is on leading Hillrom through to a successful closing of the transaction with Baxter, and he has shared publicly that he does not plan to join Baxter. No other leadership announcements have been shared at this point and likely won’t be known until closer to the closing of the proposed transaction.

Additional Information About the Merger and Where to Find It
This communication relates to the proposed transaction involving Hillrom. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  In connection with the proposed transaction, Hillrom filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) on October 20, 2021. Hillrom commenced mailing the Proxy Statement and a proxy card to its shareholders on or about October 21, 2021. Hillrom has also filed and will file other materials with the SEC in connection with the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Hillrom has filed or may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF HILLROM ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders are able to obtain copies of the Proxy Statement and will be able to obtain other documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting Hillrom’s investor relations website, https://ir.hill-rom.com/ir-home/default.aspx.

Participants in the Solicitation
Hillrom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Hillrom’s common stock in respect of the proposed transaction. Information about the directors and executive officers of Hillrom and their ownership of Hillrom’s common stock is set forth in the definitive proxy statement for Hillrom’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on January 19, 2021, or its Annual Report on Form 10-K for the year ended September 30, 2020, and in other documents filed by Hillrom with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement and will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, results of operations, cash flows and business and our expectations or beliefs concerning future events, including the demand for our products, the ability to operate our manufacturing sites at full capacity, future supplies of raw materials for our operations, product launches, share repurchases, international market conditions, expectations regarding our liquidity, our capital spending, plans for future acquisitions and divestitures, and our operating plans; and any statements using phases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases are forward-looking statements that involve certain factors, risks and uncertainties that could cause Hillrom’s actual results to differ materially from those anticipated.  Such factors, risks and uncertainties include:  (1) the future impact of the COVID-19 pandemic on Hillrom’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Hillrom’s financial results and condition; (2) Hillrom’s ability to successfully manage the challenges associated with the COVID-19 pandemic; (3) increasing regulatory focus on privacy and data security issues; (4) breaches or failures of Hillrom’s information technology systems or products, including by cyberattack, unauthorized access or theft; (5) failures with respect to compliance programs; (6) Hillrom’s ability to achieve expected synergies from acquisitions; (7) risks associated with integrating recent acquisitions; (8) global economic conditions; (9) demand for and delays in delivery of Hillrom’s products; (10) Hillrom’s ability to develop, commercialize and deploy new products; (11) changes in regulatory environments; (12) the effect of adverse publicity; (13) the impact of competitive products and pricing; (14) Hillrom’s ability to maintain or increase margins; (15) the potential loss of key distributors or key personnel; (16) the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any applicable healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; (17) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction; (18) the failure to obtain the approval of Hillrom’s shareholders, (19) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (20) risks related to disruption of management’s attention from Hillrom’s ongoing business operations due to the transaction; (21) the effect of the announcement of the transaction on the ability of Hillrom to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (22) the ability to meet expectations regarding the timing and completion of the transaction; (23) uncertainty regarding actual or potential legal proceedings; (24) risks associated with transaction-related litigation; and (25) the other risks listed from time to time in Hillrom’s filings with the SEC.  For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Hillrom’s Annual Report on Form 10-K for the year ended September 30, 2020, and in other documents filed by Hillrom with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.  Hillrom is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.